Exhibit 3.2.1.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

OF

DECRANE AIRCRAFT HOLDINGS, INC.

DECRANE AIRCRAFT HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY that:

1.  The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the shareholders, and written notice has been given, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

2.  Article FOURTH of the Corporation's Certificate of Incorporation is amended in its entirety as follows:

"FOURTH: The aggregate number of shares of all classes of which the Corporation shall have authority to issue is as follows:

(i)              1,000 shares of Common Stock, with par value of $0.01 per share (the "Common Shares");

(ii)             700,000 shares of 16% Senior Redeemable Exchangeable Preferred Stock Due 2009 with par value of $0.01 per share.

3.  Article FIFTH of the Corporation's Certificate of Incorporation is amended in its entirety as follows:

"FIFTH: Article FIFTH is hereby revoked and this number is intentionally left blank"

IN WITNESS WHEREOF, DECRANE AIRCRAFT HOLDINGS, INC. has caused this Certificate to be executed by its duly authorized officers on this 17th day of October, 2001.

DECRANE AIRCRAFT HOLDINGS, INC.                Attest:

By:	/s/ R. Jack DeCrane	By:	/s/ Richard J. Kaplan
	R. Jack DeCrane, Chairman		Richard J. Kaplan, Secretary